                                                                      EXHIBIT 11


                          APPALACHIAN BANCSHARES, INC.

                 STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE



The following tabulation presents the calculation of primary and fully diluted earnings per common share for the three month periods ended March 31, 1997 and 1996.


                                                    Three Months Ended March 31,
                                                    ----------------------------
                                                        1997            1996
                                                    -----------      -----------

Reported net income                                   $240,970        $ 79,640

Earnings on common shares                             $240,970        $ 79,640
                                                      ========        ========

Weighted average common shares outstanding             568,000         568,000
                                                      ========        ========


Earnings per common share - primary and fully
  diluted Income from continuing operations           $    .42        $    .14
                                                      ========        ========

Net income                                            $    .42        $    .14
                                                      ========        ========


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